EXHIBIT 99(a)

                                  News Release

For Immediate Release:                                    For More Information,
November 23, 2005                                     Contact:  James H. Garner
                                                                   910-576-6171


                      First Bancorp Announces Cash Dividend



      TROY, N.C. - The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend of 18 cents per share payable January 25, 2006 to shareholders of record as of December 30, 2005. The 18 cents per share dividend rate represents a 5.9% increase over the dividend rate declared in the same period of 2004.


      First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.8 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 61 branch offices, with 55 branches operating in a nineteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 3 branches in Virginia (Abingdon, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bancorp's common stock is traded on the NASDAQ National Market under the symbol FBNC.

      Please  visit  our  website  at   www.firstbancorp.com.   For   additional
information,  please  contact:
                Mr. James H. Garner
                President & Chief Executive Officer
                Telephone: (910) 576-6171